MEMORANDUM


               The First Trust Combined Series 275
                       File No. 333-22623

     The Prospectus and the Indenture filed with Amendment No. 2 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Bonds on September 12, 2002 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                         THE PROSPECTUS


Cover Page           The series number and date of the Trust in
                     the Fund has been added.

                     Summary data regarding the composition of the portfolio of the Trust has been added.

                     The following information for the Trust appears:

Page 3               The initial number of units of the Trust

                     The Public Offering Price on the business day prior to the Date of Deposit

                     Estimated net annual unit income

                     The first and second distributions and record dates

                     The Estimated Long-Term returns and Estimated Current returns (if applicable) to Unit holders as of the opening of business on the Date of Deposit

                     Essential information based on all distribution plans

Page 5 The Report of Independent Auditors has been completed

Page 6               The Statement of Net Assets has been completed

Page 7-8             The Schedule of Investments has been completed

Page 12              Information regarding special State considerations
                     (if applicable)

Page 17 The opinion of Special Counsel to the Fund for State tax matters (if applicable)

The Trust Agreement and Standard Terms and Conditions of Trust


     The Trust Agreement has been conformed to reflect the execution thereof.


                            CHAPMAN AND CUTLER


September 12, 2002